UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 17, 2009

Torvec Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

New York	000-24455	16-1509512
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1999 Mt. Read Blvd, Bldg 3, Rochester, New York		14615
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	585-254-1100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On August 17, 2009, Torvec’s executive officers, James and Keith Gleasman, each waived their right and interest to a board of director – approved deferred compensation package. Under the compensation plan each of these executive officers is to be paid $300,000 per year for services rendered and inventions transferred to the company. Actual payment of this compensation is deferred until the company has the requisite cash, after the complete funding of all projects, to so pay their compensation.

As of June 30, 2009, the company had not made any payments under the compensation plan but had accrued in excess of $900,000 in liabilities for eventual payment. As a result of the Gleasmans’ waiver, the company is no longer indebted to either of its executive officers for any amount of deferred compensation under the plan.

A copy of James and Keith Gleasman’s letter to Torvec’s board of directors follows:

August 17, 2009

Gary A. Siconolfi
Chairman
Board of Directors
Torvec, Inc.
1999 Mount Read Blvd.
Building 3
Rochester, New York 14615

Re: Compensation Plan

Dear Mr. Siconolfi,

On March 28, 2008, the board instituted a compensation plan for each of us by which Torvec would compensate us for services performed and inventions and know-how transferred at the rate of $300,000 per year. The actual payment of this compensation would be in the form of cash and was expressly conditioned upon a board finding that Torvec had sufficient cash, after the complete funding of all projects, to compensate us.

The board’s decision to create this compensation plan was made, in part, in recognition of the fact that since January 1, 2004, neither of us had received compensation from Torvec. The board also recognized that since Torvec’s inception, neither of us has sold any significant amount of stock in the open market or otherwise, even though such sales would be perfectly legal and above board.

While we certainly were and are appreciative of the board’s intent, we believe that we should reaffirm our belief in and commitment to achieving Torvec’s success and profitability by waiving any right and interest each of us has or may have to the compensation plan instituted by the board on March 28, 2008, including waiving any right and interest each of us has or may have in the amount(s) accrued to date for deferred payment thereof.

As we stated in our July 1, 2009 CEO Update, we have always believed and maintained the philosophy that we should "profit only when all of our shareholders profit. We have not shrunk from the obvious implications of this philosophy, nor will we."

In making this decision, we are mindful that we share in the board-created "Commercializing Event Plan" and that we continue to own significant equity in Torvec. We are confident that a "commercializing event" will happen and that we, as well as all shareholders, will share in the appreciation in the value of our shares as the result. As your appointed management, we can assure you that, as in the past, we possess many, many significant reasons to achieve success by generating significant revenues for Torvec.

We are working night and day, yes, including weekends, to bring all of our dreams to reality and we will not rest until we have achieved success.

Very truly yours,

s// James Y. Gleasman
James Y. Gleasman
Chief Executive Officer

s// Keith E. Gleasman
Keith E. Gleasman
President

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Torvec Inc.

August 17, 2009	By:	James Y. Gleasman

Name: James Y. Gleasman
Title: CEO